Exhibit 99.2
News Release

Piedmont Office Realty Trust Acquires Class-A Office Project
in Boston Market

ATLANTA - September 14, 2011 - Piedmont Office Realty Trust (NYSE: PDM) announced today that it has acquired a Class-A office complex, located at 225 and 235 Presidential Way in the Boston submarket of Woburn, MA.

Piedmont purchased the 440,130 square foot office complex for $85.3 million. It is comprised of two, five-story buildings and two, three-story parking structures, constructed in 2000 and 2001. Together, the buildings are 100% leased to Boston-based and investment-grade rated Raytheon Company (NYSE:RTN) through 2019.

The seller was represented by the Cushman & Wakefield team of Robert E. Griffin, Jr., Edward C. Maher, Jr., and Luis A. Alvarado. Wil Stone, Senior Vice-President-Capital Markets for Piedmont, represented the company in the purchase. “We are pleased to add these quality office properties with such a notable tenant as Raytheon to our portfolio,” said Stone. “Boston is a concentration market for Piedmont, and this transaction provides us optimism that additional accretive investments may be available in quality locations,” he added.

“This acquisition demonstrates Piedmont's strategic deployment of capital into one of our top ten office markets nationally,” added Raymond L. Owens, Executive Vice-President, Capital Markets for Piedmont. “This transaction will provide us with stable income from a high quality property leased to a high investment-grade tenant,” Owens continued.

About Piedmont: Piedmont Office Realty Trust, Inc. (NYSE:PDM) is a fully-integrated and self-managed real estate investment trust (REIT) specializing in high-quality, Class A office properties located primarily in the ten largest U.S. office markets, including Chicago, Washington, D.C., New York, Dallas, Los Angeles and Boston.  As of June 30, 2011, Piedmont's 79 wholly-owned office buildings were comprised of approximately 22 million rentable square feet. The Company is headquartered in Atlanta, GA with local management offices in each of its major markets. Investment-grade rated by Standard & Poor's and Moody's, Piedmont has maintained a low-leverage strategy while acquiring over $5.8 billion in properties since 1998.  For more information, see www.piedmontreit.com.

Contact:     Kerry Hughes
Company:    Piedmont Office Realty Trust
Phone:         + 1 770 418 8678
Email:        Kerry.Hughes@Piedmontreit.com